Cheviot


Contact:          Thomas J. Linneman                    For immediate release
                  513-661-0457



             Cheviot Financial Corp. Reports Second-Quarter Earnings


CINCINNATI, Ohio - July 29, 2009 - Cheviot Financial Corp. (NASDAQ: CHEV), the parent company of Cheviot Savings Bank, today reported net earnings in the second fiscal quarter of 2009 of $225,000, or $0.03 cents per share compared with net earnings of $446,000, or $0.05 cents per share for the second fiscal quarter of 2008. For the six months ended June 30, 2009 net earnings totaled $518,000, or $0.06 cents per share compared with net earnings of $543,000, or $0.06 cents per share for the six months ended June 30, 2008.

The earnings per share for the six and three months ended June 30, 2009 were based on weighted average shares outstanding of 8,692,768 and 8,691,585 as compared with weighted average shares outstanding of 8,702,161 and 8,677,852 for the comparable 2008 periods.

The quarter-over-quarter decrease in net earnings reflects a $350,000 increase in general, administrative and other expenses and an increase in the provision for losses on loans of $90,000, which was partially offset by an increase of $76,000 in net interest income, a $90,000 increase in other income and a decrease of $53,000 in the provision for federal income taxes. The increase in general, administrative and other expenses includes the Federal Deposit Insurance Corporation special assessment during the second quarter which totaled approximately $140,000.

For the first six months of 2009, the Company's decrease in earnings generally reflected an increase of $522,000 in general, administrative and other expenses, an increase of $164,000 in the provision for losses on loans, as well as a $15,000 increase in the provision for federal income taxes, which were partially offset by a $417,000 increase in net interest income and a $259,000 increase in other income. The increase in the provision for losses on loans reflects economic factors locally, charge-offs of approximately $134,000 and the allocation of approximately $32,000 in reserves for real estate acquired through foreclosure. At June 30, 2009, the allowance for losses on loans was 36.1% of nonperforming assets and 0.39% of total loans.

At June 30, 2009, Cheviot Financial Corp. had consolidated total assets of $342.5 million, total liabilities of $274.0 million, including deposits of $229.8 million, and shareholders' equity of $68.6 million, or 20.0% of total assets. At June 30, 2009, the Savings Bank exceeded all capital adequacy requirements with tangible, core and risk-based capital ratios of 17.0%, 17.0% and 34.2%.

Cheviot Savings Bank was established in 1911 and currently has six full-service offices in Hamilton County, Ohio.

                                      # # #


Unaudited financial statements follow.


"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this release which are not historical facts are forward-looking and involve risks and uncertainties. The company undertakes no obligation to update any forward-looking statement.


                             Cheviot Financial Corp.
            CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                 (In thousands)
                                   (Unaudited)
                                                                       June 30,                       December 31,
                  ASSETS                                                   2009                               2008

Cash and cash equivalents                                             $  18,731                          $  10,013
Investment securities                                                    55,213                             38,472
Loans receivable                                                        252,010                            268,483
Other assets                                                             16,557                             15,032
                                                                      ----------                         ----------
      Total assets                                                    $ 342,511                          $ 332,000
                                                                      ==========                         ==========

      LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits                                                              $ 229,782                          $ 216,048
Advances from the FHLB                                                   40,336                             44,604
Other liabilities                                                         3,836                              3,117
                                                                      ----------                         ----------
      Total liabilities                                                 273,954                            263,769

Shareholders' equity                                                     68,557                             68,231
                                                                      ----------                         ----------
      Total liabilities and shareholders' equity                      $ 342,511                          $ 332,000
                                                                      ==========                         ==========



                             Cheviot Financial Corp.
                  CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                        (In thousands, except share data)
                                   (Unaudited)
                                                            Three months ended                  Six months ended
                                                                 June 30,                           June 30,
                                                           2009             2008               2009           2008

Total interest income                                     $   4,105        $   4,420         $   8,437        $   8,951
Total interest expense                                        1,718            2,109             3,564            4,495
                                                          ----------       ----------        ----------       ----------

      Net interest income                                     2,387            2,311             4,873            4,456

Provision for losses on loans                                   115               25               452              288
                                                          ----------       ----------        ----------       -----------

      Net interest income after provision for losses
      on loans                                               l2,272            2,286             4,421            4,168

Other income                                                    243              153               474              215
General, administrative and other expense                     2,181            1,831             4,161            3,639
                                                          ----------       ----------        ----------       -----------

      Earnings before federal income taxes                      334              608               734              744

Federal income taxes                                            109              162               216              201
                                                          ----------       ----------        ----------       -----------

      NET EARNINGS                                        $     225        $     446         $     518        $     543
                                                          ==========       ==========        ==========       ===========

Earnings per share - basic and diluted                    $    0.03        $    0.05         $    0.06        $    0.06
                                                          ==========       ==========        ==========       ===========
